Exhibit 99.1

BLACKWATER GEORGIA, L.L.C. ANNOUNCES ACQUISITION OF BRUNSWICK, GEORGIA TERMINAL FACILITY ALONG WITH A NEW STORAGE LEASE AGREEMENT

NEW ORLEANS –(BUSINESS WIRE)--Blackwater Georgia, L.L.C., a wholly owned subsidiary of Blackwater Midstream Corp. (OTCBB:BWMS) announces that it has finalized the acquisition of a storage terminal facility in Brunswick, Georgia for $1.8 million.  The closing on the acquisition was completed today, July 15, 2010.

The Brunswick site consists of 161,000 barrels of storage capacity on six acres of property that is leased from the Georgia Ports Authority.  The site is accessible for ocean vessels, inland barges, railcars, and tanktrucks.  There is space available within the existing facility to build an additional 150,000 barrels of capacity at the site.  Mike Suder, Blackwater Midstream Corp.’s Chief Executive Officer stated, “We are extremely pleased that we have completed our acquisition of the Brunswick terminal.  Expanding the Blackwater Midstream footprint in the south Atlantic region will present us with opportunities with a new array of customers and potential synergies with existing customers at our Westwego, Louisiana terminal.  Our business objective has always been to acquire strategically located terminals throughout the country and expand our existing facilities, as evidenced by the recent completion of the construction of 150,000 barrels and a new ship dock at Westwego.  This strategy will continue to bring value to our customers and our shareholders.”  Frank Marrocco, Chief Commercial Officer of Blackwater Midstream Corp. stated, “Now that we have finalized our acquisition, I am pleased to announce that we have entered a new tank lease agreement for liquid fertilizer storage with our first customer at the Brunswick facility with annual revenues that will be immediately accretive to earnings.”

Blackwater Midstream Corp. is an independent operator of bulk liquid storage terminals including a storage terminal facility in the Port of New Orleans in Westwego, LA.   The Westwego facility consists of 902,000 barrels of storage capacity capable of storing a variety of chemical and petroleum products.   The site offers modal access for product distribution via marine, rail, and truck.  Blackwater Midstream is a member of the International Liquid Terminal Association.

The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective acquisitions or anticipated future results. Forward-looking statements relate to expectations or forecasts of future events. Blackwater Midstream does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Blackwater Midstream’s forward-looking statements, including market forces, economic factors, the availability of capital and credit, current and future competition and other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Blackwater Midstream’s Securities and Exchange Commission filings, including the "Risk Factors" in the Annual Report on Form 10-K.

Contact:   Blackwater Midstream Corp. - Michael Suder at 201-290-8369